                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number:   1-09772
                                                                --------------


                              PIMCO ADVISORS L.P.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               800 NEWPORT CENTER DRIVE, NEWPORT BEACH, CA 92660
------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   CLASS A UNITS OF LIMITED PARTNER INTEREST
------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)



------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)   [X]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [X]

          Approximate number of holders of record as of the certification or
notice date:   75
            ----------


          Pursuant to the requirements of the Securities Exchange Act of 1934, PIMCO Advisors L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        PIMCO ADVISORS L.P.

Date:  January 2, 1998                  By: /s/ ROBERT FITZGERALD
                                            -----------------------------
                                                Robert Fitzgerald
                                                Chief Financial Officer